EXHIBIT 99.1

Adept Technology Reports Fourth Quarter and Fiscal Year 2010 Results

Fiscal 2010 Revenues Grow 24% Over Fiscal 2009

PLEASANTON, Calif., Aug. 26, 2010 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous-mobile robotic solutions, today announced financial results for its fiscal 2010 fourth quarter and year ended June 30, 2010.

Fourth Quarter 2010 Results

Revenues for the fourth quarter of fiscal 2010 grew 15% to $16.5 million, compared to $14.3 million in the third quarter of fiscal 2010 and 92% when compared to the $8.6 million for the fourth quarter of fiscal 2009. The Company reported a GAAP net loss of $186,000, or $0.02 per diluted share in the fourth quarter of fiscal 2010, which compares to net income of $596,000, or $0.07 per diluted share in the previous quarter and a net loss of $3.3 million, or $0.40 per share in the fourth quarter of fiscal 2009.

Gross margin was 41.5% of revenue in the fourth quarter of fiscal 2010, compared with 42.8% in the previous quarter and 31.7% of revenue in the fourth quarter of fiscal 2009. Fluctuations in gross margin are primarily related to product mix and the impact of currency exchange in each period.

Operating expenses in the fourth quarter of fiscal 2010 were $6.9 million, compared to $5.7 million in the previous quarter and $6.0 million in the fourth quarter of fiscal 2009. Operating loss for the fourth quarter of fiscal 2010 was $59,000, compared to operating income of $374,000 in the previous quarter and an operating loss of $3.3 million for the fourth quarter of fiscal 2009.

Adept's adjusted EBITDA was $992,000 in the fourth quarter of fiscal 2010, compared with adjusted EBITDA of $1.1 million in the third quarter of fiscal 2010 and adjusted EBITDA loss of $1.5 million in the fourth quarter of fiscal 2009. A discussion of this non-GAAP measure and reconciliation of this measure to the applicable GAAP measure is included below.

During the fourth quarter of fiscal 2010, Adept acquired MobileRobots Inc. in a cash and stock transaction, including restricted stock, subject to retention requirements with its management, valued at approximately $5.0 million. MobileRobots' results are included in Adept's results for fiscal 2010, but were immaterial to Adept as the acquisition was completed near Adept's fiscal year end. Expenses incurred in connection with the acquisition totaled $690,000. Excluding these transaction costs, net income in the fourth quarter would have been $504,000, or, $0.06 per share and operating expenses would have been $6.2 million. The adjusted EBITDA number for the fourth quarter does not include the aforementioned transaction expenses as noted in the discussion of non-GAAP measures below.

Adept's cash and cash equivalents balance at June 30, 2010 was $8.6 million, compared to $8.2 million as of March 27, 2010.

Fiscal Year 2010 Results

Revenues for the full fiscal year ended June 30, 2010, grew 24% to $51.6 million, compared to $41.5 million for fiscal 2009. The Company reported GAAP net loss for the year of $1.4 million, or $0.17 per diluted share, which compares to net loss of $13.1 million, or $1.60 per diluted share in fiscal 2009.

Gross margin was 43.2% of revenue in fiscal 2010, compared with 40.7% in fiscal 2009. Fluctuations in gross margin are primarily related to product mix and the impact of currency exchange in each period.

Operating expenses for the year were $23.8 million, down 18% compared to $28.9 million in fiscal 2009.

Adept's adjusted EBITDA was $1.7 million for fiscal 2010, compared with adjusted EBITDA loss of $8.1 million for fiscal 2009. A discussion of this non-GAAP measure and reconciliation of this measure to the applicable GAAP measure is included below.

"Fiscal 2010 was a year of solid execution in which we achieved several key objectives," said John Dulchinos, president and chief executive officer of Adept. "We were profitable during the second half of the year, excluding acquisition related costs in the fourth quarter. This is partly the result of a major cost cutting initiative that we undertook after the onset of the global economic downturn resulting in an annualized operating expense reduction of 18 percent. The second half of the equation is our ability to gain new design wins over the past several quarters, which enabled us to return quarterly revenues to pre-recession levels. The net effect of these achievements reflects a vastly improved financial model and momentum as we head into fiscal 2011."

"Another major achievement is our acquisition of MobileRobots Inc., a premier provider of autonomous mobile robotic systems and automated guided vehicle (AGV) technologies, near the end of the fiscal year. Through this acquisition, Adept strengthens its ability to develop and deliver highly flexible automation solutions aligned with the needs and demands of our existing target markets and creates opportunities to gain entry into new markets for variable environment applications. These non-structured environments, such as a single robot in a hospital room or a fleet of robots in a warehouse, are poised for explosive growth in the coming years. With our experienced and established sales team, our industry reputation and relationships, we expect to leverage MobileRobots' technology into substantial growth opportunities in the future," Dulchinos concluded.

Recent Highlights:

In addition to the strong financial results above, additional highlights of the quarter included:

  The acquisition of privately held MobileRobots Inc., in a cash and stock transaction, including restricted stock, subject to retention requirements with its management, for a total value estimated at $5.0 million. Based in New Hampshire, MobileRobots uniquely positions Adept to deliver productivity gains in unstructured environments, many of which reside beyond traditional robot applications.
  The receipt of a $2.9 million order for high-precision robots from a global leader in consumer electronics. The order is expected to be fulfilled and recognized as revenue in the first and second quarters of fiscal 2011. The company selected Adept as its preferred automation partner to provide high-speed vision-guided robot systems for complex, precision handling operations.
  The receipt of an order through its Preferred Partner, Mecano Industrie Inc. of St. Leonard, QC Canada for the Adept Quattro s650H robots to be applied in secondary packaging operations. As an Adept Preferred Partner, Mecano Industrie will work closely with Adept and its engineering teams in delivering highly reliable and cost effective robotic packaging solutions.

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, vice president and chief financial officer, will host an investor conference call today, August 26, 2010 at 5:00 P.M Eastern Time, to review the Company's financial and operating performance for the fiscal 2010 fourth quarter and full fiscal year 2010. The call may also include statements regarding the Company's anticipated operations during fiscal 2011. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information not included in this press release. The call can be accessed by dialing (877) 941-6009. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call. Replay listeners should call (800) 406-7325 and enter the passcode 4350957#.

Company Profile

Adept is a global, leading provider of intelligent robotics systems and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and other automated processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

Use of Non-GAAP Financial Information

In addition to presenting net income (loss) in accordance with GAAP, we have determined that adjusted EBITDA (loss), which we define as earnings (loss) before interest income, income taxes, depreciation and amortization, goodwill impairment, merger and acquisition related expenses and stock-based compensation expense, is a relevant measure of performance for our company as an approximate measure of operating cash flow, as it is a metric commonly used among technology companies and provides meaningful supplemental information to our investors regarding our ongoing operating performance, and has been used as a basis for a incentive compensation program for our management team in fiscal 2010. As a result, we believe it is a helpful tool for communicating our operating performance to our investors and analysts and for comparisons to other technology companies.

Adjusted EBITDA (loss) should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. For more information on our adjusted EBITDA (loss), please see the table captioned "Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)" included below. While we believe that adjusted EBITDA (loss) is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, difficult to predict and subject to significant variance and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions completed. Additionally, stock-based compensation has been, and will continue to be for the foreseeable future, a recurring expense for our business and an important incentive component of executive and other employee compensation. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income (loss) determined in accordance with GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking including, without limitation, statements about our expectations for results reflecting an improved financial model, increased activity in our markets, our ability to capitalize on increased market activity to increase orders, grow revenues and earnings, the opportunities resulting from, and future impact of, our acquisition of MobileRobots, and statements about the timing of shipment and revenue recognition for orders we received at the end of the fourth quarter of fiscal 2010. Such statements are based on current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks, uncertainties and assumptions that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to: factors affecting our fluctuating operating results including factors difficult to forecast or outside our control; the effect of the current economic downturn in manufacturing and other businesses of our customers and risks of nonpayment and customer insolvency; the timing and impact of the Company's restructuring activities and subsequent decisions to restore employee salaries, increase sales and marketing program spending, and other expense-related matters; the ability to integrate MobileRobots and impact of the acquired company on the Company's operations, the Company's inability to react quickly or adequately to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; future economic, competitive and market conditions including those in Europe and Asia and those related to the Company's strategic markets; the risks and regulatory requirements associated with international operation, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; dependence on the continued growth of the intelligent automation market; the highly competitive nature of and rapid technological change and competition within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation and potential product liability; the Company's outsourced manufacturing and IT dependence and risks associated with sole or single sources of supply; risks associated with product defects; potential delays associated with the development and introduction of new products; the Company's ability to sell its products through resellers who may also promote competing products; risks associated with variations in our gross margins based on factors not always in Adept's control; the need to complete acquisitions to expand operations; risks of unfair termination claims by employees; risks related to the Company's potential inability to maintain strong internal controls over financial reporting; potential securities class action litigation if Adept's stock price remains volatile or operating results suffer; and costs of being a public company.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2009, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors and Adept's current reports on Form 8-K.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30, 2010	June 30, 2009

Current assets:
Cash and cash equivalents	$ 8,618	$ 7,501
Accounts receivable, net	12,694	6,991
Inventories	9,672	8,125
Other current assets	461	317
Total current assets	31,445	22,934
Property and equipment, net	1,695	2,648
Intangible assets	1,120	--
Goodwill	198	--
Other assets	117	131
Total assets	$ 34,575	$ 25,713

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 9,364	$ 2,138
Accrued payroll and related expenses	1,789	1,220
Accrued warranty	1,328	1,179
Accrued restructuring charges	--	3
Other accrued liabilities	1,068	1,282
Total current liabilities	13,549	5,822

Long-term liabilities:
Line of credit	1,000	--
Other long-term liabilities	623	546
Total liabilities	15,172	6,368
Total stockholders' equity	19,403	19,345
Total liabilities and stockholders' equity	$ 34,575	$ 25,713

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenues	$16,469	$8,572	$51,627	$41,536
Cost of revenues	9,634	5,850	29,321	24,644
Gross margin	6,835	2,722	22,306	16,892
Operating expenses:
Research, development and engineering	1,641	1,367	5,648	5,668
Selling, general and administrative	5,253	3,917	18,160	20,648
Restructuring charges	--	--	--	1,419
Amortization of intangibles	--	79	--	330
Goodwill impairment	--	659	--	803
Total operating expenses	6,894	6,022	23,808	28,868

Operating loss	(59)	(3,300)	(1,502)	(11,976)

Interest income (expense), net	1	(2)	4	46
Currency exchange gain (loss)	(161)	286	64	(898)

Loss before income taxes	(219)	(3,016)	(1,434)	(12,828)
Provision for (benefit from) income taxes	(33)	290	(6)	240
Net loss	($186)	($3,306)	($1,428)	($13,068)

Net loss per share:
Basic	($0.02)	($0.40)	($0.17)	($1.60)
Diluted	($0.02)	($0.40)	($0.17)	($1.60)

Shares used in computing per share amounts:
Basic	8,448	8,290	8,363	8,173
Diluted	8,448	8,290	8,363	8,173

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)
(unaudited)

	Three Months ended June 30, 2010	Three Months ended March 27, 2010	Three Months ended June 30, 2009

Net income (loss)	$ (186)	$ 596	$ (3,306)
Interest (income) expense, net	(1)	(2)	2
Income taxes	(33)	(17)	290
Depreciation	303	342	400
Amortization of intangibles	--	--	79
Goodwill impairment	--	--	659
Merger and acquisition expenses	690	--	--
Stock compensation expense	219	225	380

Adjusted EBITDA (loss)	$ 992	$ 1,144	$ (1,496)

	Twelve Months ended June 30, 2010	Twelve Months ended June 30, 2009

Net income (loss)	$ (1,428)	$ (13,068)
Interest income, net	(4)	(46)
Income taxes	(6)	240
Depreciation	1,399	1,714
Amortization of intangibles	--	330
Goodwill impairment	--	803
Merger and acquisition expenses	690	--
Stock compensation expense	1,065	1,895

Adjusted EBITDA (loss)	$ 1,716	$ (8,132)
CONTACT:  Adept Technology, Inc.
          Lisa Cummins, Chief Financial Officer
          925-245-3400
          Investor.relations@adept.com

          Avalon IR
          Bonnie McBride
          415-454-8898
          bonnie@avalonir.com